Exhibit 99.1

ARIAD Announces Preliminary Results from Ongoing Clinical Trial of Its Investigational, Bcr-Abl Inhibitor – AP24534 – in Drug-Resistant Chronic Myeloid Leukemia

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 27, 2009--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced preliminary clinical data from an ongoing Phase 1 clinical trial of its investigational, multi-targeted kinase inhibitor, AP24534, in patients with advanced hematological cancers. The study results provide initial clinical evidence of hematologic, cytogenetic and molecular anti-cancer activity of AP24534 in heavily pretreated patients with resistant and refractory chronic myeloid leukemia (CML), including those with the T315I mutant variant of the target protein, Bcr-Abl. An abstract describing these data is being submitted for presentation at a major hematology meeting to be held later this year.

Treatment of CML or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL) with Bcr-Abl inhibitors is effective in most patients but frequently results in the emergence of Bcr-Abl mutations that confer drug resistance over time. The T315I mutant of Bcr-Abl currently accounts for approximately 15 to 20 percent of all drug-resistant cases of CML and Ph+ ALL. First-generation therapies, such as imatinib (Gleevec®), and second-generation therapies, such as dasatinib (Sprycel®) and nilotinib (Tasigna®), are not able to inhibit this mutated protein and, therefore, are not effective against all forms of CML and Ph+ ALL.

Clinical Proof-of Concept in Patients with CML and Ph+ ALL

Thirty-two patients have been enrolled to date in this trial in six dosing groups (once daily oral dosing) at five medical centers in the United States; 28 of the patients have resistant and refractory CML or Ph+ ALL. All patients have previously been treated with the currently available first- and second-generation targeted therapies for CML and in most instances, other investigational agents as well. The patients with CML and Ph+ALL enrolled in this study only had very limited treatment options available to them: stem cell transplants, conventional palliative chemotherapy or investigational agents. The study commenced patient enrollment in the second quarter of 2008 and will continue enrolling patients until approximately 50 patients have been enrolled. Dose-escalation will continue until dose-limiting toxicity is observed.

Key preliminary findings to date include:

  In patients with a variety of Bcr-Abl mutations, hematologic responses, cytogenetic responses, and molecular responses have been observed with AP24534 treatment. Hematologic and cytogenetic responses have also been seen in patients with the T315I mutation, which is resistant to all approved Bcr-Abl inhibitors. Collectively, these data suggest a significant degree of anti-tumor activity of AP24534 in highly resistant CML patients.
  In addition, of 23 CML patients in the four highest dosing groups, 19 patients remain on study without disease progression, evidence of control of their disease. Most importantly, of 12 CML patients with the T315I mutation, nine patients remain on study without disease progression, providing further evidence of control of their disease.
  For many of the patients in the highest dosing groups, the duration of treatment with AP24534 has been relatively short. In these patients, it is still early for complete-response assessment. Even in spite of this, evidence of significant improvement in multiple blood-cell lineages has been observed.
  Preliminary safety assessment shows that AP24534 is well tolerated without dose-limiting toxicity at doses studied to date. The most common drug-related adverse events have been thrombocytopenia (low platelet count) and neutropenia (low white blood cell count), which the Company believes reflects the underlying disease and the extensive pre-treatment of the patients in the trial.
  To date, pharmacokinetic data indicate that blood levels predicted preclinically to be associated with complete inhibition of Bcr-Abl mutations have been surpassed. Pharmacodynamic data show evidence that AP24534 is acting mechanistically as designed.

“Especially given that we have not yet reached a maximally tolerated dose, we believe that these preliminary results provide promising evidence of clinical proof-of-concept of AP24534 in patients with drug-resistant and refractory CML and Ph+ ALL, including those with the T315I mutation,” said Frank G. Haluska, M.D., Ph.D., vice president, clinical affairs at ARIAD.

Dr. Haluska added, “Many of the patients assessed to date have already had objective evidence of anti-tumor activity – hematologic, cytogenetic and molecular responses to AP24534. It is important to underscore the lack of therapeutic options available to the patients included in this study. We expect to complete enrollment in the study and to undertake additional evaluation of the safety and efficacy data in the coming months, leading to a presentation at one of the major hematology meetings later this year. Pending completion of the trial and evaluation of the final results, we believe that the results of this trial could form the basis for a pivotal registration trial of AP24534 starting next year.”

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the Bcr-Abl protein. After a chronic phase of production of too many white blood cells, CML typically evolves to more aggressive phases such as accelerated or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that also carries the Ph+ chromosome that produces Bcr-Abl. It has a more aggressive course than CML and is often treated with chemotherapy. Because both of these diseases express the Bcr-Abl protein, this would render them potentially susceptible to treatment with AP24534.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

Gleevec® and Tasigna® are registered trademarks of Novartis AG, and Sprycel® is a registered trademark of Bristol-Myers Squibb, Inc.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the preliminary clinical data for AP24534, continued enrollment in the Phase 1 clinical trial, the potential for data from this trial forming the basis for a pivotal registration trial of AP24534 and the timing of the start of such trial. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208